Exhibit 10.2

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information at the Company: Howard Sipzner, EVP and CFO Media Contact: David Schull 305-446-2700
FOR IMMEDIATE RELEASE:
Equity One Proposes Acquisition of Cedar Shopping Centers, Inc. for $17.00 Cash per Outstanding
Common Share and Urges Cedar to Suspend its Proposed Nine Million Share Offering
NORTH MIAMI BEACH, FL; August 4, 2005 – Equity One, Inc. (NYSE: EQY), an owner, developer and operator of community and neighborhood shopping centers located in high growth markets in the southern United States and the Boston, Massachusetts metropolitan area, announced today that it has proposed in a letter to the Board of Directors of Cedar Shopping Centers, Inc. (NYSE: CDR) to acquire Cedar at a price per common share of $17.00 payable in cash, and urged Cedar’s Board to join in negotiations toward a definitive agreement. The proposed price represents an almost 14% premium to the current trading price of Cedar’s common stock, and is conditional upon Cedar’s immediate suspension of the nine million share offering it announced yesterday evening, as well as other customary closing conditions, including the approval of Cedar’s shareholders. In connection with this announcement, Equity One will file a copy of this press release and the aforementioned letter with the Securities and Exchange Commission in an amendment to its Schedule 13D.
“We believe that our proposed transaction would provide maximum liquidity and value for Cedar’s common shareholders while further enhancing Equity One as a first-class, real estate investment trust focused on the ownership of supermarket-anchored shopping centers in the highly desirable southern and eastern seaboard markets of the United States,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “We are very familiar with Cedar’s assets and operations and believe they are highly complementary to our own. We have the capacity to finance and complete this transaction for cash, but would be willing to consider an equity component if desirable to Cedar’s Board and existing shareholders. We prefer to work cooperatively with Cedar’s management and Board of Directors, and hope to commence these discussions as soon as possible to finalize the terms of a definitive transaction. At the same time, we urge Cedar to immediately suspend the proposed nine million share offering as we believe that it is highly dilutive to existing shareholders and an expensive way to finance Cedar’s growth. We are concerned that a continuation of their common stock offering will constrain Cedar’s future earnings growth, and could jeopardize the security of Cedar’s common stock dividend.”
About Equity One, Inc.
Equity One is a real estate investment trust that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores. Our 19.5 million square foot portfolio consists of 188 properties encompassing 127 supermarket-anchored shopping centers, eight drug store-anchored shopping centers, 43 retail-anchored shopping centers, seven development parcels and three commercial properties, as well as a non-controlling interest in one unconsolidated joint venture. For additional information, please visit our web site at http://www.equityone.net.

Forward Looking Statements
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in Equity One’s geographic markets; the availability of properties for acquisition; the timing and financial results of property dispositions; the success of Equity One’s efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

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